UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

_________________

Date of Report: August 5, 2005

(Date of earliest event reported)

TEMPLE-INLAND INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-08634	75-1903917
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1300 MoPac Expressway South, Austin, Texas 78746

(Address of Principal Executive Offices, including Zip code)

(512) 434-5800

(Registrant's telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

New Director

On August 5, 2005, the Company announced that Dr. Larry R. Faulkner has been selected to serve on the Company’s Board of Directors.

Dr. Faulkner, 60, is President of The University of Texas. Prior to becoming President at The University of Texas in 1998, he served as Provost and Vice Chancellor for Academic Affairs with the University of Illinois at Urbana-Champaign from 1994-1998, and as Professor of Chemistry from 1984-1998. Dr. Faulkner is Chair of the Board of Trustees of The University Corporation for Advanced Internet Development (Internet2), Chair of the Association of American Universities Graduate Education Committee, and a board member of Guaranty Bank, a wholly-owned subsidiary of Temple-Inland.

Dr. Faulkner has no family relationship with any of the members of our board of directors or any of our executive officers, and there is no arrangement or understanding with any person pursuant to which he was selected as a director. Dr. Faulkner is expected to serve on the Audit Committee and the Nominating and Governance Committee of the Board. Dr. Faulkner is not a party to any transaction requiring disclosure under Item 404(a) of Regulation S-K.

New Executive Officer

On August 5, 2005, the Company announced that Dennis Vesci has been named Group Vice President – Operations for Corrugated Packaging. Mr. Vesci will be responsible for the profitability of our converting operations. Mr. Vesci joined Temple-Inland in 1975 and has held various management positions in operations, sales and administration.

Mr. Vesci has no family relationship with any of the members of our board of directors or any of our executive officers, and there is no arrangement or understanding with any person pursuant to which he was selected as an officer. Mr. Vesci does not have an employment agreement with the Company. Mr. Vesci is not a party to any transaction requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEMPLE-INLAND INC.

Date: August 5, 2005	By:	/s/ Doyle R. Simons

Name:  Doyle R. Simons

Title:	Executive Vice President

3